The Nitty Gritty

     It is agreed between Internet Golf Association, Inc., a Nevada corporation, dba IGALinks.com and Bulldog Drummond, Inc., that Bulldog Drummond, Inc. (hereinafter referred to as the Agency) shall serve IGALinks.com (hereinafter referred to as the Client) as a strategic marketing partner for an initial period of twelve months.

     The Agency will provide all of the services listed in the attached agreement for the costs and terms outlined. If additional services are required to complete any program, the Agency will provide a detailed estimate in writing for approval.

     The Client/Agency relationship will commence July 1, 1999 for a stated period of twelve months. Unless terminated by either party upon 90 days prior written notice, this contract will extend for two
(2) successive 12 periods. Either party can terminate the relationship on 90 days written notice. This written notice must follow a review meeting that verbally outlines areas of concern or dissatisfaction. If the relationship is terminated, the Client will be obligated for all short-rate charges, all work in progress, and all authorized costs and charges incurred by the Agency on behalf of
the Client.   Both parties will conduct an annual performance on
December 1st to review the results and effectiveness of the relationship. Note that the aforementioned compensation structure applies to the projected budget, and will be reviewed by both parties as budgets and responsibilities change.

     In addition to the above monthly fee, Bulldog Drummond will manage all media duties for IGALinks.com at a reduced commission rate (subject to approval by both parties) on the outlined 1999 budget of 3 million dollars.

     Bulldog Drummond shall also be granted an option to acquire 20,000 "restricted" shares of Internet Golf Association, Inc. common stock at an exercise price equal to the fair market value, as determined by the board of directors of the company, on the date of the grant, 10,000 of such shares shall vest on the first anniversary of the date of the grant and an additional 10,000 shares shall vest on the second anniversary of the date of the grant, unless this contract is terminated by either party prior to each respective vesting date.

     The Client shall be the sole owner of the resulting work produdct once full payment is received. All buyouts/vendor charges (output, printing, film, etc.) Will be separately billed to the Client. Expenses incurred in the normal course of business such as postage and U.S. long distance telephone charges will be absorbed by the Agency. All travel expenses including airfare, hotels, meals, etc., along with any shipping/messenger services expenses incurred on behalf of the client will be billed at the Agency's net cost.

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     It is agreed between the Client and the Agency that the Agency is functioning only as Agent for the Client. Therefore, it is further agreed that the Client accepts full financial responsibility and liability for payment of advertising space, broadcast time, and other items ordered, with the Client's prior approval, under this authorization. When the Agency received payment from the Client, the Agency agrees to prompt payment of media and/or vendor(s) invoices, but only as Agent for the Client.

     The Client will hold the Agency harmless and assume full liability for any claims made on behalf of the Client's products or services in advertising and collateral materials prepared by the Agency for the Client.

     The Agency shall have the right to hire sub-agents and to sign media contracts on the Client's behalf, but only with the Client's prior approval.

     Both parties enter into this relationship with full and complete understanding of the above.

     For the Client:

     Approved:                /s/   Vince Castagnola

     Printed Name:           Vince Castagnola

     Date:

     For the Agency:

     Approved:                /s/   Name Unknown

     Printed Name:

     Date: